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                                                                    EXHIBIT 99.1



                      RALPHS, HUGHES AND FRED MEYER REACH
             FAVORABLE SETTLEMENT WITH CALIFORNIA ATTORNEY GENERAL



        LOS ANGELES, CA -- (February 13, 1998) -- Ralphs Grocery Company, Hughes Family Markets and Fred Meyer, Inc. said today they have agreed to divest 19 stores in Los Angeles, Orange and Ventura counties at the request of the California Attorney General. This paves the way for the merger of Southern California-based Ralphs and Hughes with Portland, Ore.-based Fred Meyer. Upon receipt of notification of the agreement the Federal Trade Commission declined further review of the transaction and will allow it to proceed.

        "With this agreement we are excited to move forward and expect minimal impact on our customers and employees, and we are optimistic about our future business prospects," said George Golleher, Chief Executive Officer of Ralphs. "We will continue to provide the excellent service and quality that our customers have come to expect."

        Officials from both Ralphs and Hughes said they do not anticipate any store layoffs as a result of the divestitures. "We will honor all aspects of our bargaining agreements with labor unions and will make every possible effort to place our members in surrounding stores," said Golleher. "Also, our upcoming capital expenditure plans will provide many new job and promotional opportunities." These plans call for the opening of up to 15 new stores and the completion of approximately 38 major store remodels during the next 12 months.

        This agreement is part of a large transaction in which Fred Meyer is acquiring both Ralphs Grocery Company and Bellevue, Wash.-based Quality Food Centers, Inc., the parent of the Hughes Family Markets chain. The proposed merger of the three prominent western regional supermarket companies will create the fourth largest supermarket company in the United States with $15 billion in annual sales, more than 800 food stores and 88,000 employees in 14 states. The combined company will have leading market position in seven of the 10 fastest growing states with the #1 or #2 market positions in Los Angeles, Las Vegas, Salt Lake City, Seattle, Phoenix, Portland and Albuquerque.

        Founded in 1873, Ralphs Grocery Company is the oldest, largest and one of the most successful supermarket companies in Southern California. The company currently operates 262 full-service conventional Ralphs supermarkets and 80 price-impact Food 4 Less warehouse stores. it also operates a Northern California Division consisting of 27 supermarkets under the Cala, Bell and FoodsCo banners, and a Midwest Division consisting of 36 Falley's and Food 4 Less Stores.

        Hughes Family Markets, a division of Quality Food Centers, Inc., operates 57 supermarkets in Southern California. The Company was founded in 1957.